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                              AGREEMENT FOR CONTRACT OPERATION AND
                               MAINTENANCE OF THE CITY OF SANTA FE
                                   WATER SUPPLY UTILITY SYSTEM


        THIS AGREEMENT (this "Agreement") is made and entered into as of this 3rd day of July 1995 (the "Effective Date"), by and between the CITY OF SANTA FE, NEW MEXICO ("Owner"), a municipal corporation, and PUBLIC SERVICE COMPANY OF NEW MEXICO ("Contractor"), a New Mexico corporation.

                                            RECITALS

        WHEREAS, Owner owns a water supply utility system (the "Water System") acquired from Contractor on July 3, 1995, pursuant to an Agreement to Purchase and Sell dated as of February 28, 1994, as amended, (the "Purchase Agreement"), and consisting of dams and water storage reservoirs, water treatment and filtration facilities, water transmission facilities, covered water storage tanks, wells, booster station facilities, a treated water distribution system, customer service lines and meters, water rights, easements and rights of way, vehicles, mobile machines and equipment, a testing laboratory, a commercial office, an operations center and warehouse, and other equipment and facilities now existing or hereafter acquired by Owner related to the production and delivery of water to the citizens of Santa Fe, New Mexico and surrounding areas; and

        WHEREAS, Contractor is a corporation doing business in the State of New Mexico, experienced in the management and operation of water utility systems, and offering professional services for the operation and maintenance of the Water System; and

        WHEREAS, Owner desires to engage Contractor for the operation and maintenance of the Water System;

                                           AGREEMENTS

        NOW, THEREFORE, in consideration of the premises and their mutual agreements, promises and undertakings, and upon the terms and conditions set forth herein, the parties hereby agree:

                                     ARTICLE I.  ENGAGEMENT

        1.01 Owner hereby engages Contractor as an independent contractor to furnish the services hereinafter described at and for the comp-ensation herein provided, and Contractor hereby accepts said engagement upon said terms. Contractor shall furnish the services of those of its employees and their successors ("Contractor's Employees") employed in Contractor's operating division known as Sangre de Cristo Water Company ("SDCW") in the operation and maintenance of the Water System on the day immediately preceding the Commencement Date (as hereinafter defined). A staffing table identifying the numbers and positions of Contractor's Employees currently employed by Contractor in operating the Water
System is attached as Schedule 1.01 to this Agreement and incorporated herein by reference. In the performance of its duties under this Agreement, and only for the performance of such duties (except as set forth in Section 15.02 hereof), Contractor may use and occupy the property, facilities and equipment comprising the Water System at no cost to Contractor on the terms and conditions set forth in this Agreement.

                                 ARTICLE II.  TERM, FISCAL YEARS

        2.01 Term. The term (the "Term") of this Agreement shall commence at 12:01 a.m., Santa Fe time, on the Closing Date (as defined in the Purchase Agreement) (the "Commencement Date") and expire at 12:01 a.m. on the fourth anniversary of the Commencement Date. This Agreement is subject to termination as provided in Section 8.01.

        2.02 Fiscal Year. For purposes of this Agreement, the fiscal year of the Water System ("Fiscal Year") shall be Owner's fiscal year which commences on July 1 and ends on June 30 of the year. The first Fiscal Year (the "First Fiscal Year") will include the period beginning on the Commencement Date and ending on June 30, 1995.

                           ARTICLE III.  CONTRACTOR'S RESPONSIBILITIES

        3.01 Operating Agent. Owner hereby designates Contractor as its operating agent to operate, maintain, replace and extend the facilities of the Water System, including those which hereafter may be constructed or acquired by or on behalf of Owner by Contractor, all on the terms and conditions set forth in this Agreement.

        3.02 Obligation to Provide Employees. Contractor shall employ and supervise Contractor's Employees in sufficient numbers and possessing sufficient skills to perform the services required of Contractor under this Agreement. Contractor shall provide proper training for Contractor's Employees in the performance of their work under this Agreement. Contractor shall assure that Contractor's Employees are qualified to perform their work and to operate and maintain the Water System in accordance with this Agreement, and Contractor shall give due consideration to any comments of Owner with respect to the performance of specific employees. Contractor shall advise Owner as requested by Owner with respect to the assessment, status and screening of potential employees of Contractor prior to their employment by Contractor. At all times, Contractor shall comply with all applicable federal, state and local labor laws with respect to Contractor's Employees and with respect to Contractor's obligations under this Agreement, including, but not limited to, ERISA, wage withholding, social security, equal employment opportunity, age and disability discrimination, unemployment insurance, hours of labor, wages, working conditions, OSHA, immigration control and other employer-employee related subjects. Contractor shall provide to Owner copies of Contractor's salary administration plan and the job descriptions for each of Contractor's Employees within 60 days prior to the anticipated Commencement Date and shall thereafter provide copies of all subsequent amendments and changes thereto.

        3.03 Standard of Performance. Contractor shall provide all services required of Contractor under this Agreement in accordance with all applicable federal, state and local laws, regulations and ordinances, and with sound and generally accepted water utility industry standards and practices, including standards and practices approved by the American Water Works Association, Contractor's customary standards and practices, and the standards and practices reasonably required by Owner, and those specifically required by this Agreement. Contractor shall operate and maintain the Water System in a safe, reliable, economical and efficient manner.

        3.04 Source of Supply Systems. Contractor shall operate and maintain Owner's various dams, reservoirs, wells, storage tanks, booster and pipeline systems, and water treatment systems to provide the necessary supply of water to Owner's customers.

        3.05 Water Treatment Plant. Contractor shall operate and maintain the water treatment plant on Canyon Road, and other water treatment plants which may be added to the Water System. If abnormal conditions occur, Contractor shall notify Owner as soon as possible and, consistent with the Annual Budget (as defined in Section 3.09) and any instructions of Owner, use its best efforts to correct such abnormal conditions, prevent violations of environmental or other applicable laws or regulations, and minimize the number and duration of such violations. Contractor shall be responsible for the security of the Water System, including, but not limited to, the water treatment facilities.

        3.06 Water Transmission and Distribution System. Contractor shall operate, maintain and repair Owner's water transmission and distribution systems, including water service lines and meters.
Contractor shall respond to major water system leaks, breaks or emergencies as soon as possible, and use its best efforts to respond within two hours of being notified or otherwise learning of such leak or break.

        3.07 Water System Engineering and Design. Contractor shall provide those normal and customary engineering and design services advisable or necessary to operate, maintain and expand the Water System. The use of outside services for the engineering and design of major facilities will be subject to approval by Owner and shall be managed by and through Contractor's engineering group.

        3.08  Maintenance and Repair.

                (a) Consistent with each Annual Budget, Contractor shall provide normal maintenance and repair (as defined in subparagraphs (d) and (e) hereof) of the equipment and facilities comprising the Water
System to prevent abnormal wear, tear and usage. Such maintenance and repairs shall not include costs associated with flood, fire or other unexpected, abnormal or extraordinary occurrences not caused by the gross negligence or intentional misconduct of Contractor, or circumstances not within the control of Contractor. Contractor shall use due diligence and generally accepted industry standards to implement a program of regular preventive maintenance and shall report to Owner quarterly with regard to such maintenance program.

                (b) Consistent with the provisions for repair and maintenance in the Annual Budget, Contractor shall be authorized to make expenditures for repair or maintenance up to a maximum of $20,000 per project or occurrence without specific authorization or approval by Owner. Owner may require that the Annual Budget set forth, on a project basis, anticipated repairs or maintenance in excess of $5,000.

                (c) Except in those circumstances in which Contractor must act immediately to avoid or minimize significant interruption of service or to prevent or minimize immediate risk to the public health, welfare or safety, Contractor shall provide proposals to, and obtain prior written authorization from, Owner for repair or maintenance projects not set forth in the Annual Budget if the projected cost therefor is reasonably estimated to exceed $20,000.

                (d) As used herein, "maintenance" means those routine and/or repetitive activities required or recommended by the equipment or facility manufacturer, or by Owner or by Contractor, or customary in the industry to maximize the useful life of property, plant, equipment or other capital items.

                (e)     As used herein, "repair" means those
non-routine/non-repetitive activities required for operational continuity, safety and performance generally due to failure or to avert a failure of the Water System or any of its components.

                (f) All fixed assets added to the Water System or purchased in conjunction or for use with any part of the Water System during the term of this Agreement shall be the property of Owner. Contractor shall maintain, and provide to Owner, a perpetual inventory of all furniture, fixtures, equipment, vehicles or other capital items purchased, installed or constructed with Owner's funds with a value of $500 or more.

                (g) Contractor and Owner shall jointly decide whether to replace or repair parts, equipment, or other facilities costing more than $20,000 if the same have not been approved in the Annual Budget, and Contractor shall prepare a repair-or-replace analysis therefor for Owner.

                (h) Consistent with the Annual Budget, Contractor shall repair and maintain all non-disposable items of the Water System, including, but not limited to, vehicles, tools and equipment, as well as buildings and other fixed facilities of the Water System.

        3.09  Planning and Budgeting.

                (a) For each Fiscal Year Contractor shall prepare a five year capital improvements plan (the "5-year Plan") for the Water System and an annual operating and capital budget (the "Annual Budget") to be submitted for Owner's review and approval in accordance with this section. Each Annual Budget approved by Owner pursuant to subparagraph
(c) hereof, and all amendments to such Annual Budgets, shall constitute and be deemed a part of this Agreement.

                (b) Within twelve months after the Commencement Date, Contractor shall, if requested by Owner, prepare or cause to be prepared under Owner's direction and supervision, a Water System Master Plan (the "Master Plan"). The Master Plan will address subjects reasonably requested by Owner, including, but not limited to: population and customer projections; analysis of source of supply, total water production and peak-day capabilities; transmission and distribution system capabilities and shortfalls, if any; storage capabilities and future requirements; water rights status and projected needs; and proposed future source of supply additions.

                (c) For each Fiscal Year Contractor shall prepare and submit to Owner for consideration and approval a proposed Annual Budget in such form and detail as requested by Owner, together with the 5-year Plan. The Annual Budget shall include expenditures budgeted for personnel and labor (including number of employees, positions and pay grades authorized), headquarters services, management fees, operation and maintenance of the Water System, materials and supplies, normal renewals and replacements, repair and maintenance, equipment and major capital improvements or additions, inclusive of annual demand contracts, and a reserve for emergencies and abnormal conditions. Except for the Annual Budget for the First Fiscal Year, which shall be submitted in accordance with paragraph (d), below, the Annual Budget for each Fiscal Year shall be submitted to Owner by January 1 of the preceding Fiscal Year. Owner shall review the proposed Annual Budget in accordance with Owner's customary budgetary processes, including preliminary review and consideration by Owner's Finance Committee at least sixty (60) days prior to the commencement of the applicable Fiscal Year. Owner shall provide Contractor with an Annual Budget approved by Owner's City Council at least thirty (30) days prior to the commencement of the applicable Fiscal Year. Except as otherwise provided by this Agreement or authorized by Owner's Representative (appointed pursuant to Section
7.02 hereof), Contractor shall be bound by the Annual Budget so approved and shall perform its duties and responsibilities under this Agreement pursuant to such Annual Budget.

                (d) Contractor shall submit the proposed Annual Budget for the First Fiscal Year to Owner no later than sixty (60) days prior to the anticipated Commencement Date. Owner shall, within forty-five
(45) days after submission, complete its review of the proposed Annual Budget and provide Contractor with an approved Annual Budget for the First Fiscal Year, which Contractor shall then follow.

                (e) Each Annual Budget approved by Owner shall authorize expenditures for personnel and labor, operations, maintenance and repairs, materials and supplies, additions, extensions, renewals and replacements during the applicable Fiscal Year sufficient to operate and maintain a safe, efficient and reliable Water System and provide safe and reliable service.

                (f) Owner may modify any Annual Budget proposed by Contractor after consulting with Contractor concerning the impact on the safe, reliable, economical and efficient provision of service and operation and maintenance of the Water System. In no case shall Owner reduce budgeted wage and salary rates proposed by Contractor if such rates are in conformity with Contractor's company-wide salary administration plan.


                (g) Contractor shall operate and maintain the Water System in accordance with, and not in excess of, the approved Annual Budget or line items set forth therein. To the extent required for the safe, reliable, economical and efficient operation and maintenance of the Water System by Contractor, Owner shall not unreasonably withhold its approval of such amendments or modifications of an Annual Budget as Contractor may reasonably request. In evaluating proposed modifications, Owner may consider all relevant factors, including, but not limited to, the impact on Owner's service rates, financing capabilities, and Water System, and any adverse impact thereto may affect Owner's approval, except to the extent the proposed modification is required to correct an unsafe or potentially unsafe condition of the Water System.

        3.10 Capital Improvements and Additions. As part of each Annual Budget, Contractor shall recommend to Owner, and Owner shall review and approve as Owner deems appropriate, necessary capital improvements to the Water System and the manner and methods of constructing the same. Each individual capital improvement project shall be approved in writing by Owner before construction shall commence, and Owner shall instruct Contractor concerning the manner and methods of financing the same. Customer extensions made in accordance with Owner's approved procedures shall not require additional approval by Owner other than through the Annual Budget process. Owner may reserve the right to review and approve bids and the award of contracts to third-party contractors. Prior to initiating any capital improvements to be constructed by Contractor, Contractor shall submit to Owner a proposed work order which, if agreed to by Owner, shall form the basis for payment by Owner to Contractor, in addition to a performance bond in an amount customary for such projects and in a form reasonably acceptable to Owner. All work order costs shall be broken down on a per unit basis which shall include allowances for labor, equipment, engineering, and any other costs incurred by Contractor. All per unit costs shall be based upon Contractor's actual cost of labor, equipment, engineering, and other costs. Contractor's current per unit construction cost shall be updated annually and submitted with the proposed Annual Budget and shall be itemized with each proposed work order. All work orders shall specify the units of property to be added and/or retired. Contractor shall be responsible for inspecting and accepting work performed by third-party contractors. All construction shall be in accordance with applicable contract provisions, procedures, and generally accepted water utility construction practices or the construction practices of Owner, as determined by Owner where the practices conflict.

        3.11  Customer Services, Rates and Rules of Service.

                (a) Contractor shall perform normal and customary customer services, including, but not limited to: customer account service and maintenance; account inquiry work; customer assistance; credit and collection services; cashiering; account cut-in and cut-out; and conservation advice.

                (b) Contractor shall read all customer meters monthly, or at such other periods of time as shall be directed by Owner, and shall, according to the schedule of rates (the "Schedule of Rates") then in effect, render bills to all customers in the name of Owner for water service delivered. As of the Commencement Date, the Schedule of Rates shall be the rates and rules for service effective for SDCW on the day preceding the Commencement Date. Thereafter, Owner may implement changes in the rates, rules of service, regulations and procedures comprising the Schedule of Rates by giving written notice to Contractor not later than forty-five (45) days prior to the effective date of such change.

                (c) Pursuant to Section 8.04 hereof, Owner may assume full responsibility for rendering customer bills in the name of Owner. Upon the effective date of the assumption by Owner of such responsibility, Contractor shall be relieved of all responsibilities, duties and obligation respecting the activities and functions assumed by Owner arising after the effective date of Owner assuming such functions.

                (d) Contractor shall, during the time it is obligated to perform customer billing under this Agreement, provide computer processing necessary to perform customer billing in a timely and efficient manner. Contractor shall implement any reasonable request by Owner for modification of the customer billing format, and Owner shall pay Contractor's reasonable, actual costs for implementing such modifications. Owner shall pay the reasonable cost of customer billing performed by Contractor in accordance with the Annual Budget and the compensation provisions of this Agreement.

                (e) At such time as Contractor transfers to Owner its customer billing duties, Owner shall not be liable to Contractor for any further costs or expenses related to customer billing services. Contractor shall provide reasonable assistance to Owner in transferring customer billing duties, including, but not limited to, transferring historical records, data, and customer account information.

                (f) Until Owner assumes responsibility for rendering customer bills, Contractor shall maintain such records as Owner reasonably requests setting forth in accurate and reasonable detail the actual meter readings, billing determinants, charges made to Owner's customers in accordance with the Schedule of Rates, and payments received from each of Owner's customers. At a minimum, Contractor shall maintain the records in a manner such that data by various customer classifications can be readily reported on a monthly basis for the fiscal year to date and for the most recent twelve-month period. In no event, however, shall Contractor be required to maintain records in a manner which would require Contractor to implement a new accounting system, substantially modify its existing accounting system, or purchase or install new accounting software. Contractor shall retain any records that it is required to maintain pursuant to this subparagraph for the term of this Agreement and shall deliver them to Owner upon Owner's request.

                (g) Contractor shall exercise due diligence to collect all amounts due Owner for water delivered to customers or for other services in accordance with applicable rates, tariffs and policies for the periods in which services were provided or other monies owed to Owner pursuant to the operation of the Water System, including, after receiving the consent of Owner, the institution of legal proceedings in Owner's name to collect utility billings and other monies owed Owner related to the Water System. Until Owner assumes responsibility for rendering customer bills, Contractor shall provide current and historical billing information concerning customers of the Water System to Owner monthly in such form as reasonably requested by Owner. All monies collected by Contractor shall be deposited immediately in Owner's "City of Santa Fe Water Utility Account" as set forth in Section 3.12.

                (h) The business office of the Water System shall be operated by Contractor and shall be open, at a minimum, during the same hours and on the same business days as those observed by Owner or as mutually agreed upon to reflect local custom and practice.

                (i) Contractor shall provide new customer connection services, which include customer request analysis, system design and estimation, construction contract preparation and administration, and on-site construction.

        3.12  Fiscal Affairs, Accounting and Record Keeping.

                (a) Contractor shall retain possession of operating equipment, buildings, materials and supplies, maps, plans and specifications, and customer billing records during the term of this Agreement and shall duly account to Owner as a fiduciary therefor for possession until the time Owner assumes the responsibilities relating to the respective function for which the property was retained by Contractor.

                (b) All cash held by Contractor for the account of Owner and all cash collected by Contractor for the account of Owner after the Effective Date shall be deposited on each business day in bank accounts in such bank as Owner may direct and upon such terms and conditions as may be specified by Owner. Such deposits shall be made as:

                                         City of Santa Fe
                                      Water Utility Account
                              Public Service Company of New Mexico
                                         Operating Agent

                (c) Contractor shall maintain Owner's water utility books and records for those activities performed by Contractor in general conformity with municipal utility accounting standards or such other standards as may be mutually agreed upon between Contractor and Owner. When requested by Owner, Contractor shall make reasonable changes in Contractor's standard accounting practices and procedures applied to the books and records of the Water System. All such books and records and all supporting documents shall be available in Santa Fe and/or in Albuquerque at reasonable times for inspection and copying by authorized representatives and auditors of Owner.

                (d) As soon as reasonably possible, but not later than thirty (30) days after the end of the preceding calendar month, Contractor shall deliver to Owner the following monthly financial state-ments related to the Water System certified by an officer of Contractor.

                        (i) A balance sheet as of the last day of the preceding month;

                        (ii) A statement of income showing in reasonable detail as requested by Owner the revenues and expenses of the Water
System for the preceding month and the twelve months ended the last day of the preceding month (or applicable period during the First Fiscal
Year);

                        (iii) A statement of cash flows for the preceding month;

                        (iv)    Such statistical information for the
preceding month and preceding twelve- month period then ended as may be reasonably requested by Owner;

                        (v)     A summary statement of the preceding
month's receipts and disbursements for each cash account maintained by Contractor on behalf of Owner as provided within this Agreement;

                        (vi)    A fiscal year-to-date comparison of
actual expenses and revenue to the Annual Budget; and

                        (vii) Any other information or statement which is requested by Owner and which may be reasonably produced from records maintained by Contractor in the normal course of business.

                (e) The balance sheet prepared as of the end of each Fiscal Year, and the related statements of income and cash flows for such year shall be certified by an officer of Contractor and an independent public accountant who is experienced in water utility system accounting and shall be delivered to Owner within ninety (90) days after the end of the Fiscal Year. In addition, the books and records upon which such statements and the invoices submitted pursuant to Section
6.06 are prepared, shall be made available by Contractor to Owner for audit by Owner or Owner's designated independent auditor for a period not to exceed twelve (12) months, which audit may include, but not be limited to, the proper allocation of overhead, expenses and headquarters services between services performed by Contractor under this Agreement and other businesses of Contractor. Upon completion of Owner's audit or upon expiration of said twelve-month period, the statements, invoices and records shall be deemed to be correct, provided no written protest by Owner has been provided to Contractor. If Owner's audit establishes that Owner has overpaid Contractor, then Contractor shall immediately refund the overpayment to Owner with interest at 8% per annum from the time such overpayment was made by Owner to Contractor until repaid to Owner. If Owner's audit establishes that Owner has underpaid Contractor, then Owner shall immediately pay Contractor the underpayment, but no interest shall be due thereon.

                (f) Contractor shall provide a fidelity bond acceptable to Owner which covers employees involved with customer account payments and who have access to bank accounts of Owner or other financial assets of Owner in such form and amount as are reasonably required by Owner.

                (g) Owner may establish and maintain such special bank accounts as may be necessary or desirable, including, but not limited to, petty cash funds and local accounts funds, and shall establish the rules and procedures for access to any such accounts by Contractor and certain of its designated employees.

                (h) Contractor shall retain physical possession of all maps, plans and specifications, and records pertaining to the Water System in the possession of Contractor on the Commencement Date. During the term of this Agreement, Contractor shall continue to maintain such maps, plans and specifications, and records in accordance with Contractor's customary practices prior to the Commencement Date, or in such manner as Owner shall require. At the expiration of this Agreement or at such time that Owner assumes the functions requiring the same, Contractor shall transfer to Owner all maps, plans and specifications, and records pertaining to the Water System in its possession at that time. Notwithstanding Contractor's possession of such maps, plans and specifications, and records, Contractor acknowledges that the same remain and are the property of Owner.

                (i) If Owner elects to assume any of the duties described in Section 8.04 of this Agreement, Owner shall furnish
Contractor data associated with such assumed duties to enable Contractor to comply with the record keeping duties of this Section.

        3.13  Reports/Permits.

                (a) As reasonably requested by Owner, Contractor shall prepare appropriate reports concerning matters reasonably related to the operation of or planning for the Water System, including, but not limited to: source of supply production; water quality; sales and volumes of water consumed by customers; environmental requirements and compliance; snow pack and expected production of the Canyon area.

                (b) Contractor shall identify for Owner, and assist Owner in the preparation and filing of, all reports and permits which may be required by any governmental agency having jurisdiction, and shall provide record copies to Owner.

                (c) In the event this Agreement is terminated, Contractor will furnish to Owner, at such time as the Water System or components thereof are returned to the control of Owner, all information and computer software, if transferrable, which was used in the preparation of reports and other data necessary for Owner to operate the Water System.

        3.14 Inventory Control. Contractor shall, in consultation with and with approval of Owner, establish a policy for maintaining an appropriate inventory of equipment, spare parts, materials and supplies, including the implementation and documentation of an inventory control program. Contractor shall comply with the materials and supplies policy approved by Owner, and purchase and store inventory in a manner consistent with the Annual Budget. No later than June 30 of each year, Contractor shall complete a physical inventory of the equipment, spare parts, materials and supplies and reconcile the same with the inventory assets carried on the balance sheet and provide the information to Owner.

        3.15  Fixed Assets Control.

                (a) Within 90 days after the Commencement Date, Owner and Contractor shall complete a fixed assets inventory of all items with an original acquisition cost of more than $500 and a remaining useful life of greater than one year.

                (b) Annually, no later than the end of each Fiscal Year, Contractor shall provide to Owner a list of all additions and deletions of capital equipment and improvements from the inventory set forth in subparagraph (a), with detail as requested by Owner for maintenance of these records.

                (c) Annually, no later than the end of each Fiscal Year, Contractor shall work with Owner to complete a physical inventory of all capital equipment.

                (d) Contractor shall not dispose of, trade or sell any fixed assets without Owner's prior written approval.

                (e) Contractor shall forward all titles with appropriate documents for transfer of title for vehicles or other equipment to Owner within 30 days after the Commencement Date. All additional vehicles and equipment shall be purchased in the name of Owner and title shall be so issued. As additional vehicles or other equipment are acquired by Contractor for Owner, Contractor shall forward all titles to Owner within 30 days.

        3.16  Insurance .

        In connection with the preparation of each Annual Budget (including the Annual Budget for the First Fiscal Year), Contractor shall consult with and advise Owner regarding appropriate hazard, casualty and liability insurance coverage for the Water System and activities associated with the performance of this Agreement, the conduct of the water utility business and the operation of the Water System, including types of coverage, costs, limits and appropriate deductible or retention levels. As and when requested or authorized by Owner, and to the extent available, Contractor shall purchase the following insurance coverage for itself and for Owner (as the named insured or as an additional insured as appropriate or directed by Owner):

                (a)     Workers compensation and employers liability;

                (b) Commercial general liability insurance, or the equivalent, with a combined single limit of not less than One Million Dollars ($1,000,000) each occurrence/aggregate, including coverage for personal injury, bodily injury, broad form property damage, blanket contractual, products/completed operations, owners and contractors protective liability, and coverage for the hazards commonly referred to as XCU;

                (c) Business auto liability, or the equivalent, with a combined single limit of not less than One Million Dollars ($1,000,000) each occurrence with respect to Contractors' vehicles whether owned, hired, or non-owned;

                (d) Excess liability insurance with a limit of not less than Thirty Five Million Dollars ($35,000,000) aggregate;

                (e) All risk property insurance, written at replacement cost, including earthquake, flood, boiler and machinery, covering all building, contents and equipment of the Water System; and

                (f) Fidelity and crime insurance with employee theft coverage of not less than Five Million ($5,000,000).

                Contractor shall furnish Owner with satisfactory proof of all such insurance so purchased by Contractor. Each policy shall require 90 days' prior written notice to be given Owner and Contractor before any change or cancellation may take effect. All policies to be purchased by Contractor for the First Fiscal Year shall be in effect as of the Commencement Date. Contractor shall, in any event, be entitled to purchase and maintain as a reimbursable direct expense such insurance coverage as is reasonable and prudent for Contractor's protection against losses, claims, liabilities and damages related to Contractor's activities and performance of services under this Agreement; provided that such coverage shall not duplicate insurance coverage otherwise purchased and maintained by Owner for Contractor's benefit.

        3.17  Warranties.

                (a) Contractor shall maintain and enforce any warranties or guarantees on any facilities, vehicles, equipment or other items owned by Owner or purchased on behalf of Owner and used by Contractor in carrying out this Agreement, and shall not, by act or omission, invalidate in whole or part such warranties or guarantees.

                (b) Contractor represents that Contractor's Employees shall be qualified to perform their duties and responsibilities to Owner using reasonable care and satisfying standards that meet or exceed those customary in the industry.

                (c) Owner shall neither seek nor be entitled to consequential damages for events or occurrences which result in damage or loss to Owner's systems which are the result of error or omission of Contractor's employees, subcontractors or agents, unless the same results from the gross negligence or willful misconduct of such employees, subcontractors or agents.

        3.18 Technical Assistance. Contractor may contract for the services of outside consultants, suppliers, manufacturers, or experts pursuant to the limits of expenditure described in this Agreement or as provided in Annual Budgets, provided that Contractor shall remain responsible for the performance or omissions of the same.

        3.19 Subcontractors. Contractor shall not delegate or subcontract any of its duties or responsibilities under this Agreement if the subcontractor thereof shall be entitled to compensation in excess of $20,000, or if the term of the contract is greater than one year, without the prior written approval of Owner. Contractor shall remain responsible for the acts or omissions of its subcontractors, and shall obtain such performance bonds as are customary or reasonably requested by Owner. Contractor shall advise Owner as requested by Owner with respect to the assessment, status, and screening of potential subcontractors prior to entering into the contract.

        3.20  Plant Additions or Modifications.

                (a) Additions to plant or facilities will normally be recommended by Contractor at the time of presentation of the Annual Budget for Owner's review and approval. If unusual or unexpected circumstances arise requiring plant additions or modifications outside of the normal budget process, Contractor shall prepare a written recom-mendation for Owner's consideration in its reasonable discretion.

                (b) To the extent possible, construction or modification of Owner's facilities shall not interrupt the business or the performance of Contractor's duties and responsibilities under this Agreement.

        3.21  Labor Relations.

                (a) Owner acknowledges that certain of Contractor's Employees are organized and represented by the International Brotherhood of Electrical Workers. Contractor shall maintain a current strike plan to minimize the effect on service resulting from labor action.

                (b) Except as set forth on Schedule 3.21, Contractor is not, with respect to Contractor's Employees, a party to or bound by any contract with any labor organization, and has not recognized, agreed to recognize or been required to recognize any union or other collective bargaining unit. Except as set forth on Schedule 3.21, no union or other collective bargaining unit has been certified as representing any of Contractor's Employees nor has Contractor received any written request from any party for recognition as a representative of such employees for collective bargaining purposes. To the best knowledge of Contractor, none of Contractor's Employees is engaged in organizing activity with respect to any labor organization. During the term of this Agreement, Contractor shall comply with all terms of any collective bargaining agreements covering Contractor's Employees, and shall indemnify and hold harmless Owner from Contractor's breach of any such agreements, including damages and costs and expenses of defense, including attorneys' fees. Contractor shall promptly notify Owner of any breach or event which with the passing of time or giving of notice would be a breach under such agreements or any events which may materially adversely affect Contractor's labor relations.
In addition, Contractor shall promptly notify and keep Owner informed during the course of any negotiations with any unions or collective bargaining unit representing Contractor's Employees and shall solicit and consider Owner's comments with regard to the effects of any changes in Contractor's collective bargaining agreements on the operation of the Water System. Contractor represents and warrants that there are no breaches or events which with the passage of time or giving of notice would be a breach of its collective bargaining agreements with respect to Contractor's Employees. Contractor further represents and warrants that there are no labor controversies pending or, to the knowledge of Contractor, threatened by any employees of Contractor which would impede or impair Contractor's performance under the Agreement or result in actual or potential liability to Owner.

                (c) If Contractor has knowledge that any actual or potential labor dispute is delaying or threatens to delay the timely performance of this Agreement, Contractor shall immediately give notice with all relevant information to Owner.

        3.22 Purchase of Equipment, Materials and Services. Consistent with each Annual Budget, Contractor shall arrange for the purchase or rental for the account of Owner of equipment, materials, and supplies and services which are not purchased directly by Owner or other items necessary to properly operate and maintain the Water System and to maintain the records of Owner, and to make such additions and extensions to the Water System, all as may be required from time to time by Owner. Any information systems software acquired or developed by Contractor for the performance of this Agreement shall be deemed to be the property of Owner and shall be transferred or assigned to Owner upon termination of this Agreement or Owner's earlier assumption of responsibility for the functions to which the software relates. During and after the term of this Agreement, Owner shall, nevertheless, allow Contractor to use such software for purposes other than the performance of this Agreement to the extent that such use is otherwise permitted by the terms of the applicable license for such software. Any contracts let by Contractor shall be in conformity with competitive bidding laws or regulations applicable to Contractor, and no such contract shall extend for a term greater than one year without the prior authorization of Owner.

        3.23  Other Services.

                (a) Contractor shall timely pay all bills related to the Water System which it has authority to pay and shall assure that, to the extent within Contractor's control, no mechanic's liens are filed against any portion of the Water System.

                (b) Consistent with the Annual Budget, Contractor shall maintain the aesthetic appearance of the facilities comprising the Water System and shall keep the same free and clear of all trash and debris.

                (c) Contractor shall attend meetings of Owner, customers of Owner, suppliers of Owner and others as reasonably requested by Owner.

        3.24  Plans.

                (a) Contractor represents and warrants that all its Plans (as hereinafter defined) affecting or related to the Contractor's Employees or Contractor's performance of this Agreement are listed on
Schedule 3.24. During the term of this Agreement, Contractor shall not contribute to, or be required to contribute to, any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA). During the term of this Agreement, Contractor shall not, with respect to Contractor's Employees, have any liability (including withdrawal liability) under any multi-employer plan. During the term of this Agreement, Contractor shall not (i) incur in connection with the termination of any Plan, any liability to the Pension Benefit Guaranty Corporation ("PBGC"),
(ii) terminate any Plan in a manner which might result in the imposition of an encumbrance, lien or other charge on the Water System, (iii) incur any "accumulated funding deficiency" (as defined in Section 302 of ERISA) with respect to any Plan, whether or not waived, or (iv) be subject of a "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan, as to which a report or notice would be required to be filed with the PBGC. During the term of this Agreement, each Plan shall be administered so that (i) no prohibited transaction under Section 4975 of the Code or Section 406 of ERISA will or could result, (ii) no breach of fiduciary duty or violation of Part 4 of Title I of ERISA will or could result, and (iii) no liability of Contractor or any affiliate of Contractor pursuant to Title IV or ERISA will or could result. There is no litigation, arbitration, governmental or other proceeding, investigation or claim pending, or to the knowledge or Contractor, threatened, with respect to any Plan or with respect to any fiduciary, administrator or sponsor (in its capacity as such) of any Plan (other than routine claims for benefits). During the term of this Agreement, Contractor shall make full payment or accrual of all amounts which Contractor is required, under the terms of any fully insured employee plans which are "welfare plans" as defined in Section 3(1) of ERISA, to have paid as contribution or premiums with respect to such Plans.

        As used herein, "Plan" means any bonus, deferred compensation, profit sharing, pension or retirement, stock bonus, stock option, stock purchase, stock appreciation right, performance share, bonus, savings, severance, death benefit, disability, medical, hospitalization, life or other insurance and any other incentive or fringe benefit plan, program, arrangement or practice, formal or informal, oral or written, and whether covering one person or entity or more than one person or entity, providing employee or executive benefits, including, but not limited to, any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and any "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

                (b) Contractor shall promptly give notice to Owner of any default under any Plans, or event which with the passage of time or giving of notice would be a default under any Plan and shall not permit or suffer an event by Contractor which with the passage of time or giving of notice would be a default under any Plan.

        3.25  Cooperation and Coordination with Owner.

                (a) Contractor shall work closely with, and cooperate with, Owner in the execution of all construction projects, whether such projects are initiated by Owner or Contractor, in order to assure continued traffic flow and unimpeded response by public police and fire protection services. In the event Contractor's construction projects would, in the sole opinion of Owner, interfere with traffic flow or response by public police and fire protection services, Owner may upon written request to the Contractor, require Contractor to submit its traffic control plans for the duration of a construction project for review and approval by Owner, said approval to be provided in advance of any construction. Contractor may, however, upon notifying Owner's designated representative in a manner agreed upon by both parties, be authorized to undertake immediate construction, including provision for traffic control, in emergencies where a dangerous condition exists or where it is necessary to restore service which has been interrupted.

                (b) Owner is responsible for providing fire protection service to the citizens of the City of Santa Fe. The installation, inspection and maintenance of fire hydrants are a necessary part of the requirements to enable Owner to provide this service. Contractor acknowledges that fire hydrants are an integral part of the Water System and shall be installed and maintained by Contractor.

                Owner shall be responsible for determining the proper spacing and location of fire hydrants within the water system.
Contractor shall install fire hydrants within the water system at locations designated by Owner.

                Contractor and Owner agree to undertake inspection of each of Owner's fire hydrants. Owner shall conduct an annual inspection and Contractor shall conduct an annual inspection in such a manner that each fire hydrant is inspected approximately every six months. Owner shall submit written reports to Contractor, detailing any maintenance requirements or needed repairs found by its inspection. Contractor shall submit written reports to Owner detailing results of its annual inspection.

                Contractor shall undertake maintenance and repair of fire hydrants as may be indicated by Owner's or Contractor's inspection reports, such maintenance and repair to be undertaken upon Contractor's receipt of the inspection reports. Upon completion of maintenance or repair work performed on any hydrant, Contractor shall notify Owner's designated representative in a time and manner to be agreed upon by Contractor and Owner. Written reports describing maintenance and repair work required shall be provided to Owner in a time and manner to be agreed upon by Contractor and Owner.

                (c) Contractor shall cooperate with Owner regarding the relocation of water facilities within the boundaries of any right-of-way or easement for any street, avenue, alley, highway, sidewalk, bridge or other structure or place owned or controlled by Owner, where relocation may be required because of any specific regrading, rerouting, improving or widening within that right-of-way or easement, or when the relocation of water facilities is required to accommodate the construction, reconstruction, removal or relocation of utilities owned and operated by Owner or of utilities authorized by Owner through a franchise agreement.

        3.26 Performance Bond. As security for performance of its obligations under this Agreement, and not as liquidated damages or in full payment of any damages caused by Contractor's breach of this Agreement, Contractor shall, if requested by Owner, provide Owner with a performance bond in an amount equal to the Annual Budget minus the approved capital requirements in a form and from an insurer reasonably acceptable to Owner. Contractor shall, as requested by Owner, maintain such performance bond through the term of this Agreement. The premium for such bond shall be a direct cost reimbursable in accordance with
Section 6.03.

        3.27 Performance, Assignability of Contracts. Contractor shall pay and perform all of Contractor's material obligations and duties under all contracts for products and services made by Contractor in connection with Contractor's operation and management of the Water System, including Service Agreements (as defined in the Purchase Agreement) in effect on the Effective Date, and except as expressly provided herein all such duties and obligations shall be those of Contractor and not of Owner. All such contracts shall, however, be assignable to Owner upon termination of this Agreement or upon Owner's assumption of responsibility, pursuant to Section 8.04, for the functions to which the contracts relate.

                              ARTICLE IV.  OWNER'S RESPONSIBILITIES

        4.01  Policies, Procedures and Rates

                (a) Owner shall have sole authority to establish a manual of policies and procedures related to the operation, maintenance and expansion of the Water System. Owner shall complete a policies and procedures manual within six (6) months after the Commencement Date. Until Owner completes such a policies and procedures manual, the policies and procedures of SDCW in effect immediately prior to the Commencement Date shall be used in the operation of the Water System.
In establishing and maintaining such policies and procedures, including the Schedule of Rates, Owner shall follow and apply generally accepted and sound practices in order to permit the prudent, safe, efficient and reliable operation and maintenance of the Water System and the provision of safe and reliable water service in accordance with all applicable federal, state and local laws, regulations and ordinances.

                (b) Owner shall have sole authority for adopting and implementing water rates. Prior to the adoption of each Annual Budget, Owner shall perform a review of the adequacy of the water rates and shall establish and, in conjunction with the adoption of an Annual Budget, implement new water rates in a timely manner if a change in rates is necessary to insure the financial integrity of the Water System or to maintain adequate, safe and reliable service. Notwithstanding the foregoing sentence, Owner shall have the right at any time and in its sole discretion to change the water rates. Contractor shall provide such information as reasonably requested by Owner to assist Owner in setting such rates.

                (c) Within 90 days after the Commencement Date, Contractor shall submit to Owner for its written approval procedures, policies and practices and subsequent amendments for:

                        1. Preventive Maintenance Program - Buildings and Fixed Equipment

                        2. Preventive Maintenance Program - Vehicles and Mobile Equipment

                        3.      Financial Procedures and Internal Control

                        4.      Safety Manual

                        5.      Inventory Control.

        Upon written requests from Owner, Contractor shall cause such procedures, policies and practices to be amended to reflect changes reasonably requested by Owner. Contractor shall follow the approved submitted procedures, policies and practices in its operations.
Complete records shall be maintained to verify compliance with these procedures, policies and practices. Owner has the right to inspect and test to the extent practicable at all places and times, in a manner that will not unduly delay services or disrupt the work areas. If compliance is found to be inadequate, Owner may require compliance by a set date and require assurance that future performance conforms to these requirements.

        4.02 System Planning. Notwithstanding the preparation of the Master Plan by Contractor as described in Section 3.09, Owner shall prepare, as it deems necessary, master expansion plans and comprehensive municipal capital improvement programs. Owner may update its plans and programs as it deems necessary, and such plans and programs will form the basis for the system improvements, replacements, and expansions undertaken by Contractor pursuant to each Annual Budget. Contractor also shall use Owner's plans and programs in formulating Contractor's proposed Annual Budget.

        4.03 Periodic Performance Review. Owner shall cause to occur a periodic review and examination of the operations of the Water System. The review shall focus on the performance of Contractor and other areas deemed important in the discretion of Owner to the operation of the Water System. The reviews shall be performed by an independent third party, and will be done no more frequently than annually, and no less frequently than once each three (3) years. Each review shall include, but not be limited to, an examination of Contractor's compliance with the terms and conditions of the Agreement, the adequacy of Contractor's operation, repair and maintenance practices, the condition of the Water System, operation and maintenance expense levels, reliability of water service, and other factors deemed pertinent by Owner to the successful long-term operation of the Water System. The review may provide recommended modifications to practices, procedures or policies, and Owner shall consider such recommendations and may require their implementation, as appropriate, by Owner and Contractor.

        4.04 Owner's Direct Payments. Owner may, at Owner's option, elect to pay directly charges for utility services, insurance, assessments and charges by the United States Bureau of Reclamation for water delivered through the San Juan-Chama Project, and similar substantial and recurring expenses of operating the Water System. Owner shall designate the expenses to be so paid by Owner in the Annual Budget and shall arrange for all statements and billings related thereto to be submitted to Owner rather than Contractor. Contractor shall have no responsibility to Owner to review, audit, pay or otherwise account for the expenses so designated by Owner, and such expenses shall not constitute "direct expenses" or Reimbursable Costs (as hereinafter defined) for purposes of determining Contractor's Compensation (as hereinafter defined) or the Fixed Fee (as hereinafter defined) pursuant to Article VI of this Agreement.

        4.05 Right of Way Agent. Owner shall designate an agent for purposes of giving, taking, vacating and licensing all rights of ways, easements and other property interests which Contractor may be required to transfer, acquire, terminate or amend in the course of Contractor's operation under this Agreement. Said agent shall be duly delegated the authority to bind Owner upon execution of such documents and shall execute such documents in a timely and expeditious fashion so as to facilitate Contractor's performance of its duties under this Agreement.

                               ARTICLE V.  CONTRACTOR'S EMPLOYEES

        5.01  General.

                (a) Contractor's Employees shall be employees of Contractor, not Owner, and Contractor shall retain sole and absolute discretion over hiring, terms and conditions of employment, and termination of Contractor's Employees.

                (b) Contractor also shall be responsible for the performance of all leased employees employed by it.

        5.02  Owner's Obligations to Employ Contractor's Employees.

                (a) Upon termination of this Agreement, and provided that Cause for Termination (as defined by Section 8.02) does not exist against Contractor, Contractor is not in "Default under any Plan" (as defined below), and there is no event which, with the passage of time or the giving of notice, would be a Default under any Plan, Owner shall employ each of Contractor's Employees who wishes to become an employee of Owner pursuant to Owner's applicable ordinances, resolutions, policies, personnel rules, regulations, salary administration plans, benefit plans and applicable state and federal law. Owner shall also employ each of Contractor's Employees who is eligible and wishes to become an employee of Owner in accordance with Section 8.04, provided that Contractor is not in Default under any Plan and there is no event which, with the passage of time or the giving of notice, would be a Default under any Plan. Upon Owner providing notice to Contractor of its intent to terminate this Agreement, Owner shall have the right to communicate with Contractor's Employees. Upon request, Contractor shall also make available to Owner the personnel records of Contractor's
Employees. Contractor shall cooperate in scheduling and coordinating any meetings between Owner and Contractor's Employees. Owner and Contractor shall cooperate with and assist each other in effecting the orderly transition of Contractor's Employees to the employment of Owner, and Contractor shall transfer to Owner all personnel records, job descriptions, training records, compensation and efficiency studies and other pertinent information relating to Contractor's Employees. For purposes of this subparagraph (a), "Default under any Plan" means Contractor's failure to pay or perform any obligation which Contractor is required to pay or perform under the terms of a Plan with respect to Contractor's Employees and which could result in a liability to Owner or any encumbrance or other charge against any assets of Owner, including the Water System.

                (b) Notwithstanding paragraph (a), above, any of Contractor's Employees who is scheduled to retire within the Term of this Agreement may retire under Contractor's retirement system. Contractor shall preserve the accumulated retirement benefits of any of Contractor's Employees who subsequently become employees of Owner. Contractor's Employees who are eligible to retire and receive early retirement benefits may elect to do so at the time of transfer of employment or at any time thereafter.

                (c) Whenever Owner is required under this Agreement to offer employment to any of Contractor's Employees, Owner shall, for purposes of determining such employee's eligibility and entitlement to participate in Owner's employee benefit plans and annual and sick leave accrual plans, credit the employee for time of service in the employment of Contractor as though it were time of service in the employment of Owner; provided that with respect to pension benefit plans, such credit will be determined in accordance with the Public Employees Retirement
Act and any other applicable retirement benefit statutes, ordinances, resolutions, contracts or policies. As to Contractor's Employees, Owner shall, in addition, waive any waiting periods and pre-existing condition limitations applicable to eligibility for and participation in Owner's employee benefit plans. Owner shall not be required to contribute to any purchase of credited service under the Public Employees Retirement Act. Owner shall comply with any applicable requirements of the Public Employees Bargaining Act as to unionized Contractor's Employees. In the event that said unionized Contractor's Employees become Owner's employees and in the event that the City of Santa Fe enacts and implements the City of Santa Fe Labor-Management Relations Ordinance
(Ord. #1993-2) (the "City Ordinance"), Owner shall not be required to comply with the Public Employees Bargaining Act, but instead shall comply with the applicable requirements of the City Ordinance.

                (d) Owner shall reimburse Contractor for severance benefits payable by Contractor pursuant to Contractor's company-wide employee retention plan only with respect to any of Contractor's Employees whom Owner is obligated to employ pursuant to this Agreement. Reimbursement by Owner to Contractor for severance benefits shall be made under the following conditions:

                        (i) In the event Owner offers employment at a level of 90% or more of the employee's current base wage or salary, Owner shall not be responsible for any severance benefit without regard to the employee's acceptance or refusal of employment with Owner;

                        (ii) In the event Owner offers employment at a level below 90% of the employee's current base wage or salary, Owner shall be responsible for the severance benefit only if the employee refuses employment with Owner.

                (e) Contractor shall be liable for and shall indemnify Owner and hold Owner harmless for employment claims and benefits accruing, arising or relating to Contractor's Employees prior to termination of this Agreement. Owner shall be liable for and shall indemnify Contractor and hold Contractor harmless against claims and benefits first accruing as to Contractor's Employees from and after their employment by Owner.

                                 VI.  CONTRACTOR'S COMPENSATION

        6.01 Contractor's Compensation. In consideration for the services to be provided hereunder by Contractor to Owner, Owner shall pay to Contractor an amount as determined in this Article VI ("Contractor's Compensation") at the times and subject to the conditions set forth in this Article VI. Contractor's Compensation shall equal
(a) the Fixed Fee (as hereinafter defined), plus (b) the difference between the Reimbursable Costs (as hereinafter defined) less the Fixed Fee (the "Remaining Compensation"). Owner shall, in addition, reimburse Contractor for gross receipts tax applicable to Contractor's Compensation and payable by Contractor. The Fixed Fee and Remaining Compensation shall be paid pursuant to Section 6.06 hereof.

        6.02 Fixed Fee. As part of each Annual Budget approved pursuant to Section 3.09(c) hereof, Contractor and Owner shall agree on a fixed fee to be paid by Owner to Contractor for the next fiscal year, which amount shall be 75% of the Reimbursable Costs estimated for such Fiscal Year to be paid by Owner to Contractor. Such agreed upon annual fixed fee shall be divided by 12 and such resulting monthly amount shall be the monthly "Fixed Fee" for the next Fiscal Year. Subject to Section 6.06(e), in the event that the Annual Budget is amended in any Fiscal Year, the Fixed Fee shall remain equal to 75% of the Reimbursable Costs estimated in such amended Annual Budget.

        6.03  Reimbursable costs.

        (a) As used in this Agreement, "Reimbursable Costs" means those Direct Costs (as defined in Section 6.04) set forth in the Annual Budget to reimburse Contractor in connection with:

                (i)     the operation and maintenance of the Water System;

                (ii) the billing and collecting of customer accounts and the keeping of the Water System's records and books of accounts;

                (iii) any engineering work performed by Contractor in connection with the Water System;

                (iv) any construction work performed by Contractor or third parties acting at the direction of Contractor in connection with the Water System;

                (v) the actual cost of all equipment, materials, supplies and services and other items purchased, rented or leased for the account of Owner and used or useful in the operation and maintenance of the Water System or in connection with professional services or construction of extensions to the Water System or in the maintenance of system records;

                (vi) the reimbursement of Contractor of such other amounts associated with the operation, maintenance, renewal, and extension of the Water System as may be directed by formal resolution of the City
Council of Santa Fe; and

                (vii)   the Management Fee (as hereinafter defined).

        (b) As used in this Agreement, "Management Fee" means an amount equal to ten percent (10%) of all Direct Costs associated with clauses
(i), (ii), (iii), (v) and (vi), and clause (iv) when work is performed by Contractor's employees, and an amount equal to five percent (5%) of all Direct Costs associated with clause (iv) when work is performed by persons or agents other than Contractor's employees. The Management Fee shall not be applied to any gross receipts tax paid by or to Contractor.

        (c) In no event shall Reimbursable Costs include amounts paid by Owner pursuant to Section 4.04 of this Agreement.

        6.04 Direct Costs. As used in this Agreement, "Direct Costs" means:
                (i) The labor cost of Contractor's Employees when such labor is performed specifically to benefit the Water System. The labor cost shall include any payroll additives normally assigned by Contractor as part of the cost of labor in its regular labor distribution accounting process, including, but not limited to, FICA taxes, leave accrual, holiday accrual, workers' compensation and group life insurance premiums, health and dental insurance premiums, pension and other benefits where such cost is normally allocated on labor charges. As part of the Annual Budget, Contractor shall submit to Owner for approval the assumptions underlying the total labor costs to which the Annual Budget relates. These assumptions will include total number of employees, payroll, and benefits loadings.

                (ii) The cost of materials and supplies issued from a Contractor-owned storeroom and used in conjunction with work performed specifically to benefit the Water System. The cost of Contractor's materials and supplies shall include such reasonable handling charges as Contractor normally adds to its stores issues in its regular materials distribution accounting process. As part of the Annual Budget, Contractor shall submit to Owner for approval the assumptions underlying the total materials and supplies costs to which the Annual Budget Relates. These assumptions will include explanation of any materials and supplies carrying, handling or processing charges or similar loadings. In no event shall materials and supplies be issued from a Contractor-owned storeroom and the costs thereof be included as a Direct Cost if such materials and supplies are available in Owner's Water System storeroom or from Owner.

                (iii) The cost of Contractor transportation and mobile equipment, when used in conjunction with work performed specifically to benefit the Water System, which cost is to be calculated in the same manner as Contractor calculates the cost of such equipment in its regular vehicle distribution accounting process. As part of the Annual Budget, Contractor shall submit to Owner for approval the assumptions underlying the total vehicle maintenance and repair costs to which the Annual Budget relates. These assumptions will include maintenance, repairs and fuel costs and usage rates for any leased vehicles used in Contractor's Agreement.

                (iv) The reasonable costs and expenses incurred by Contractor in conjunction with work performed specifically to benefit the Water System, as may be directed by Owner.

                (v)     The Costs set forth in Section 6.05 hereof.

In no event shall Direct Costs include amounts paid by Owner pursuant to
Section 4.04 of this Agreement.

        6.05 Headquarters Services. Direct Costs shall include the pro-rated overhead costs incurred by Contractor in connection with the matters set forth in Section 6.04 (i-iv), including, labor costs and appropriate overhead charges for office space, utilities, machines, equipment, computer services, and the like, which are provided by Contractor's headquarters staff and systems. Contractor shall identify the services so provided in the Annual Budget and shall include detailed supporting information for all costs associated with such services. Without limiting the foregoing sentence, as part of the Annual Budget, Contractor shall submit to Owner for Owner's approval the financial assumptions underlying the proration of overhead for the Fiscal Year to which the Annual Budget relates.

        6.06  Payment of Contractor's Compensation.

                (a) Fixed Fee Payment. On the first business day of each calendar month of each Fiscal Year during the Term, Owner shall tender to Contractor an amount equal to the Fixed Fee for the preceding month plus applicable gross receipts tax as provided in Section 6.01.

                (b) Third Party Construction Costs. On the first business day of each week, Contractor may deliver to Owner an invoice for all Direct Costs for construction work performed by third parties pursuant to Section 6.03(a)(iv) hereof ("Third Party Construction Costs") incurred, due and owing for the preceding week plus applicable gross receipts tax as provided in Section 6.01. Such invoices shall be in a form agreed to by Owner and Contractor, and shall include an itemized statement of the services rendered, goods purchased or rented, or such other costs which are approved or attributable to such construction work. Subject to the Annual Budget, Owner shall pay the undisputed portion of such invoice within one week after receipt thereof. Any such invoice shall not include the Management Fee attributable to such Third
Party Construction Costs.

                (c) Final Remaining Compensation Payment. By the tenth business day of each month, Contractor shall submit to Owner an invoice (certified by an officer of Contractor) of the Reimbursable Costs for the preceding month (which invoice shall reflect as an offset or debit the Third Party Construction Costs and the Fixed Fee which have been paid for such month) plus applicable gross receipts tax as provided in
Section 6.01, all in a form mutually agreed by Owner and Contractor. Subject to the limitations in an Annual Budget and this Agreement, Owner shall pay to Contractor the amount set forth in such invoice by the first business day of the month following the month in which it is received; provided, however, that the payment deadline shall be extended one Business Day for each Business Day that the invoice is submitted after its due date.

                (d) Past Due Payments. Any undisputed invoices pursuant to this Section 6.06 not paid within 10 business days after the due date will be considered past due. Payments received on undisputed amounts after the past due date shall accrue a late charge at the rate of 1.5% per month from the past due date.

                (e) Limitation on Variable Payment. In no event shall the Fixed Fee paid to Contractor in any Fiscal Year be less than 50% of the actual Reimbursable Costs in any Fiscal Year.

                                      VII.  ADMINISTRATION

        7.01 Owner's Employees. Owner shall have the right to select, employ and supervise such personnel as it may require in connection with any activities of Owner, which activities are not herein specifically assigned to Contractor. Contractor shall have no control over or responsibility for Owner's personnel or the activities in which they are engaged. Any costs incurred in connection with Owner's personnel or activities shall be the sole responsibility of Owner.

        7.02 Owner's Representative. Owner shall designate in writing prior to the Commencement Date an employee of Owner ("Owner's Representative") who shall be the representative of Owner in all matters pertaining to this Agreement insofar as Contractor is concerned, and such person shall act as the official representative from whom Contractor will receive communication from Owner and to whom Contractor will deliver communication to Owner. Contractor may rely upon the written directions of Owner's Representative in any action taken by Contractor under this Agreement. Information delivered by Contractor to Owner's Representative shall be considered as information delivered to Owner. The provisions of this section are for the sole purpose of identifying the party who may act for and on behalf of Owner in connection with this Agreement, but the parties acknowledge that the action of Owner's Representative shall be limited by the provisions of this Agreement and do not in any way place Owner's Representative in the position to give instructions relative to the activities which are herein specifically assigned to Contractor. Any remuneration, salary, or expenses of Owner's Representative shall be the responsibility of Owner.

        7.03 Contractor's Representative. Contractor shall designate in writing an employee of Contractor ("Contractor's Representative") who shall be the representative of Contractor in all matters pertaining to this Agreement insofar as Owner is concerned, and such person will act as the official representative from whom Owner will receive communications from Contractor and to whom Owner will deliver communications to Contractor. Owner may rely upon the written directions of Contractor's Representative in any action taken by Owner under this Agreement. Information delivered by Owner to Contractor's Representative shall be considered as information delivered to Contractor. The provisions of this section are for the sole purpose of identifying the party who may act for and on behalf of Contractor in connection with this Agreement, but the parties acknowledge that the action of Contractor's Representative shall be limited by the provisions of this Agreement and do not in any way place Contractor's
Representative in the position to give instructions relative to activities which are herein specifically assigned to Owner. Any remuneration, salary, or expenses of Contractor's Representative shall be the responsibility of Contractor.

        7.04  Designees.  Owner's Representative and Contractor's
Representative may designate in writing to each other for a period not to exceed 30 calendar days a designee who shall, for all purposes of this Agreement, be treated as the Owner's Representative or Contractor's Representative, as appropriate.

        7.05 Duties of Representatives. Communication by either party to the other done through either party's representative shall be delivered to the representative's normal place of work either orally in person or in writing. In the case that response and/or instruction from the other party is required by the circumstances, such response or instruction shall be delivered within a period of time determined by the circumstances, but in no case shall that period be longer than twenty-four (24) hours from the time communication was delivered. If no response is received in a reasonable time after communication is delivered, the party originating the communication shall be released to take whatever action is necessary using reasonable care and judgment.

        7.06 Representatives to Meet. At the request of either party and after reasonable prior notice, Contractor's Representative and Owner's Representative shall meet concerning matters pertaining to the operations of the Water System or relating to business affairs of the Water System, including, but limited to:

                        (i)     Customer related activities;

                        (ii)    Updates on any authorized work;

                        (iii)   Service rules and regulations;

                        (iv)    Reports on any major interruption of service;

                        (v)     Water rationing or conservation activities; and

                        (vi)    Construction activities.

                   ARTICLE VIII.  TERMINATION, CAUSE FOR TERMINATION, REMEDIES

        8.01  Termination.  This Agreement may be terminated:

                (a) By Owner as of the third anniversary of the Commencement Date or any date thereafter by giving notice in writing to Contractor of Owner's intention to so terminate at least twelve months prior to the effective date of termination as specified in the notice.

                (b) By Owner when Owner has Cause for Termination pursuant to Section 8.02.

                (c) By Contractor, when Contractor has Cause for Termination pursuant to clauses (a) through (d) of Section 8.02.

                (d) By Contractor, by giving notice in writing 180 days prior to the proposed termination date, if Contractor shall conclude, in its discretion, that by reason of Owner's exercise of rights of direct payment pursuant to Section 4.04 and/or rights of substitution pursuant to Section 8.04, further performance of this Agreement by Contractor is uneconomic or impractical.

        8.02 Cause for Termination. A party (the "Non-Defaulting Party") shall have cause for termination ("Cause for Termination") upon the occurrence of any of the following events:

                (a) The other party (the "Defaulting Party") shall fail to timely pay to or on behalf of the Non-Defaulting Party any monetary obligation owed the Non-Defaulting Party under this Agreement and such failure shall continue uncured for a period of ten (10) days after the date on which written notice demanding such payment shall have been given to the Defaulting Party by the Non-Defaulting Party; provided that the foregoing shall not apply to disputed amounts, if written notice of the grounds of the dispute has been given to the other party pursuant to
Section 15.06 and all amounts not in dispute, together with applicable late charges, if any, have been paid.

                (b) The Defaulting Party shall fail to duly observe or perform any duty or obligation, other than the payment of money, required of the Defaulting Party under this Agreement, and such failure shall continue uncured for a period of thirty (30) days after the date on which written notice of such failure and demand for cure shall have been given to the Defaulting Party by the Non-Defaulting Party; provided, however, that if the Defaulting Party at the end of such thirty-day period is diligently pursuing the cure of such default and it is likely that such default can be cured by the continued diligent efforts of the Defaulting Party, the Non-Defaulting Party shall allow the Defaulting Party such additional time as is reasonably necessary to complete the cure, but in no event shall the Non-Defaulting Party be required to allow more than 10 additional days without the written agreement of the Non-Defaulting Party.

                (c) The entry of a decree or order by a court of competent jurisdiction adjudging the Defaulting Party a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Defaulting Party under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Defaulting
Party or of any substantial part of the Defaulting Party's property, or ordering the winding up or liquidation of the Defaulting Party's affairs, and the continuation of any such decree or order unstayed and in effect for a period of thirty consecutive days.

                (d)     The institution by the Defaulting Party of proceedings

to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other similar applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Defaulting Party or of any substantial part of the Defaulting Party's property, or the making by the Defaulting Party of any assignment for the benefit of creditors, or the admission by the Defaulting Party in writing of its inability to pay its debts generally as they become due.

                (e) With regard to Contractor's duties or obligations under, or performance of, this Agreement:

                        (i) Contractor shall have criminal penalties imposed against it by a governmental body;

                        (ii) Contractor shall have civil penalties or sanctions imposed against it by the New Mexico Public Utilities
Commission.

                        (iii) Contractor shall have entered against it monetary judgments of more than $1,000,000 in aggregate which remain unsatisfied for more than 90 days; or

                (f)     Owner sells substantially all of the assets comprising

the Water System.

        8.03 Surrender of Water System to Owner. Upon termination of this Agreement, Contractor shall return possession to Owner of the Water System, including, but not limited to, the Water System's facilities, real property, books and records, materials and supplies, and any other properties of Owner at that time held by Contractor under this Agree-ment. Contractor shall, in addition, assign to Owner and Owner shall assume all contracts then in effect for products and services related to the operation and management of the Water System; except that Owner shall not be obligated to accept, assume or perform any contract under which Contractor is in default or under which any other party is in default, or under which an event has occurred which, with the passage of time, the giving of notice or both would place Contractor or another party to the contract in default. Upon termination of this Agreement, Contractor shall, at Owner's request and at Owner's expense, take all steps reasonably necessary to put Owner in a position to operate the Water System, including providing transitional assistance for a period of sixty (60) days.

        8.04  Substitution of Service Provider

                (a) At least one hundred twenty days before commencement of the applicable Fiscal Year, Owner may give notice to Contractor that Owner intends to assume responsibility for performing any of the functions listed in this paragraph. If Owner desires to assume such responsibility, Owner shall give written notice to Contractor of the function or functions to be assumed, and the Fixed Fee and estimated Reimbursable Costs for such upcoming Fiscal Year shall not take into account the costs of such functions. Owner shall assume such functions as of the first day of the upcoming Fiscal Year. The functions which Owner may assume are:

                        (i) Purchasing and warehousing of all materials, supplies and equipment;

                        (ii) Meter reading, billing, collection and customer account services;

                        (iii)      Accounting and record keeping;

                        (iv)       Engineering design;

                        (v)        Motor vehicle maintenance;

                        (vi)       Acquisition of land, easements, and
                                   rights-of-way;

                        (vii)      Building and grounds security; and

                        (viii)     Custodial services and grounds maintenance.

                (b) In the event of such a transfer of functions, Owner shall offer each of Contractor's Employees performing such or similar functions employment with Owner in accordance with Section 5.02 in order to permit each such employee to continue performing the same functions for Owner upon the effective date of the transfer of responsibility.

                (c) As of the first day of the upcoming Fiscal Year, Owner shall assume full and complete responsibility for the function or functions specified in the notice, and Contractor shall be relieved of all responsibility, duties and obligations with respect thereto arising after such date; provided that Contractor, at Owner's expense, shall take all steps reasonably necessary to put Owner in a position to operate the function, including providing transitional assistance for a period of sixty (60) days beyond the date specified in the notice.
Contractor shall, in addition, assign to Owner and Owner shall assume any contracts then in effect for products and services related to the functions for which Owner is assuming responsibility; except that Owner shall not be obligated to accept, assume or perform any contract under which Contractor is in default, under which any other party is in default or under which an event has occurred which, with the passage of time, the giving of notice or both would place Contractor or another party to the contract in default.

                (d) Owner shall grant Contractor access to and provide to Contractor information and records concerning functions assumed by Owner and allow Contractor use of facilities and equipment related to such functions as reasonably necessary to enable Contractor to perform its remaining duties under this Agreement.

        8.05 Remedies Cumulative. Whenever a Non-Defaulting Party has Cause for Termination, the Non-Defaulting Party may exercise its right of termination pursuant to Section 8.01, in addition to all other rights and remedies at law, equity or otherwise to which it may be entitled. All rights and remedies of each of the parties to this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under the Agreement or applicable law.

                              ARTICLE IX.  INDEPENDENT CONTRACTOR

        9.01 Contractor is contracting with Owner under this Agreement as an independent contractor, and Contractor's Employees shall be employees of Contractor and not of Owner. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Contractor and Owner.

                                     ARTICLE X.  ASSIGNMENTS

        10.01 Contractor may assign this Agreement and its rights hereunder to any corporation controlled by or under common control with Contractor; provided, however, that no such assignment shall relieve Contractor from liability for the performance of Contractor's duties and obligations under this Agreement. Except as permitted by the preceding sentence, Contractor may not assign this Agreement or its rights hereunder without the prior written consent of Owner, which consent will not be unreasonably withheld, and any such attempted assignment shall be null and void.

                                  ARTICLE XI.  INDEMNIFICATION

        11.01 Contractor shall indemnify Owner and hold Owner harmless from damages, claims, losses and judgments, and for costs and expenses incident thereto, including attorney fees, caused by the gross negligence or intentional misconduct of Contractor (whether through acts or omissions) or its employees, agents or subcontractors, except to the extent such damages, claims, losses and judgments, and costs and expenses incident thereto are caused by the gross negligence or intentional misconduct of Owner or its employees or its agents. Contractor specifically shall be responsible for paying, and indemnifying Owner for the payment of, any fines and legal fees resulting from Contractor's grossly negligent operation of the Water System. Owner shall indemnify Contractor and hold Contractor harmless from damages, claims, losses and judgments, and for costs and expenses incident thereto, including attorney fees, caused by the gross negligence or intentional misconduct of Owner or its employees, except to the extent such damages, claims, losses and judgments and costs and expenses thereto are caused by the gross negligence or intentional misconduct of Contractor. Neither party intends by this Agreement to shift or transfer to the other any part of its legal liability for its own grossly negligent or intentional misconduct or the gross negligence or intentional misconduct of its employees and persons acting under its direct supervision and control.

                                    ARTICLE XII.  ARBITRATION

        12.01 All claims and controversies, except for issues arising from labor disputes otherwise governed by the Public Employee Bargaining Act or, if adopted, the City Ordinance, between Owner and Contractor concerning this Agreement or arising out of the performance of this Agreement shall be submitted to binding arbitration in accordance with the New Mexico Uniform Arbitration Act, NMSA 1978, Section 44-7-1 et seq., and the rules of the American Arbitration Association applicable to commercial disputes. The arbitration shall be conducted before a panel of three arbitrators. Owner and Contractor shall each appoint one arbitrator and the two arbitrators so appointed shall select the third. The decision of the majority of the arbitrators so appointed shall be binding and conclusive upon Owner and Contractor. Either Owner or Contractor shall be entitled to confirmation of any award of the arbitrators and to judgment thereon from any court of competent jurisdiction of New Mexico in accordance with the aforementioned act.

                                  ARTICLE XIII.  FORCE MAJEURE

         13.01 The term "Force Majeure" as used herein shall mean acts of God, strikes, or other industrial disturbances (not including market or similar economic conditions), acts of public enemies, wars, blockages, insurrections, riots, arrests and restraints of rulers and people, civil or military disturbances, explosions, sabotage, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, inability of either party to obtain necessary materials, supplies or permits due to existing or future rules, orders and laws of governments or courts, present and future orders of any regulatory body having jurisdiction, breakage or accident to plant or equipment (except that caused by the gross negligence or intentional misconduct of the party on whom the obligation rested), or other unforeseen operational problems or any other cause (not including market or similar economic conditions), whether of the kind herein enumerated or otherwise, which is not reasonably within the control of the party claiming Force Majeure. In the event either party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, such party, upon giving notice describing in full the circumstances of the Force Majeure to the other party, shall be excused from the performance of its obligations under this Agreement insofar as such performance is affected by the conditions of Force Majeure and for so long as such conditions shall continue; provided, however, that such party shall not be relieved of such obligation if caused by its own gross negligence or intentional misconduct and during the course of such Force Majeure such party shall exercise reasonable efforts and diligence in remedying the conditions of Force Majeure.

                                 ARTICLE XIV.  NON-APPROPRIATION

        14.01 Owner reasonably believes that funds can be obtained sufficient to make all payments due Contractor under this Agreement. Owner hereby covenants that it shall do all things lawfully within its power to obtain and maintain funds from which such payments may be made. Nevertheless, in the event that Owner is unable to obtain funding sufficient to pay its obligations under this Agreement, Owner shall have the right to terminate this Agreement by giving written notice to Contractor and this Agreement shall terminate on the date specified in such notice. Owner shall not be obligated to make payments after the effective date of any such termination; provided, however, that Owner shall make payment to Contractor for obligations incurred prior to such effective date.

                                   ARTICLE XV.  MISCELLANEOUS

        15.01 Confidentiality. Any information pertaining to Contractor's services under this Agreement, or Contractor's Employees or business interests, shall remain Contractor's property and under Contractor's control and custody until this Agreement lapses, is terminated, or Owner assumes certain functions pursuant to Section 8.04 of this Agreement. Unless one of those actions occurs, said information shall remain confidential and shall not be released by Owner to any other party without Contractor's written approval unless required to do so by law or the order of any court or governmental authority or for financial reporting. Any information provided by, or developed by Owner shall not be made available by Contractor to any other party without the prior, written approval of Owner, unless disclosure is required by law or the order of any court or governmental authority. Contractor shall not be considered an agent, officer, or employee of Owner for purposes of the New Mexico Inspection of Public Records Act.

        15.02 Conflict of Interest. Contractor presently has no interest, and shall not acquire any interest, that would directly interfere with its performance of services as required under this Agreement. Contractor shall not provide to any other party services similar to, or of the same nature as the services required to be provided to Owner pursuant to Agreement, if such other party is providing or is ready to provide water utility services in competition with the water utilities services being provided by Owner to its citizens. Contractor shall promptly notify Owner of any pending request to provide services in Owner's water utility service area similar to, or of the same nature as, the services required to be provided to Owner pursuant to this Agreement. Subject to Contractor's compliance with the limitations and restrictions set forth in this Section, and provided that (i) Owner is reasonably compensated therefor (including, but not limited to, a reallocation of headquarters services pursuant to
Section 6.05 hereof), (ii) such use does not in any material manner interfere with Contractor's performance of this Agreement or with the operation or business of the Water System, and (iii) such use imposes no additional burden, risk or expense on Owner, Owner shall not unreasonably refuse or deny permission to Contractor to use and occupy the office space and necessarily related and integrated office equipment (such as furniture, telephones, photocopiers and the like) of the Water System in connection with Contractor's performance of agreements with third parties similar in nature to this Agreement.

        15.03 Amendment. This Agreement shall not be altered, changed or amended except by instrument in writing executed by the parties hereto.

        15.04 Representations and Warranties. Contractor hereby warrants that it is in compliance with the Americans with Disabilities Act of 1990 (Pub.L. 101-336; 42 U.S.C.Section 12101 et seq.).

        15.05 Parties Obligated and Benefitted. Subject to the restrictions set forth in this Agreement on Contractor's rights of assignment, this Agreement shall be binding upon and enforceable against Owner and Contractor and their respective assigns and successors in interest and shall enure solely to the benefit of Owner and Contractor and their respective assigns and successors in interest, and no other person shall be entitled to any of the benefits conferred by this Agreement.

        15.06 Notices. Unless otherwise expressly provided, any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail or sent by courier, or, if receipt is confirmed, by telecopier to the receiving party at the address or telecopy number set forth below:

                If to Contractor:

                Public Service Company of New Mexico
                Attn:  Corporate Secretary
                Alvarado Square
                Albuquerque, New Mexico 87158
                Telecopy Number (505) 848-2368


                If to Owner:

                City of Santa Fe
                Attn:  City Manager
                200 Lincoln Avenue
                Post Office Box 909
                Santa Fe, New Mexico 87504-0909
                Telecopy Number (505) 984-6683

Either party may change the address to which notices are required to be sent by giving notice of such change in the manner herein prescribed to the other party. All notices will be deemed to have been received on the date of delivery or on the third business day after mailing in accordance with this section, except that any notice of a change of address will be effective only upon actual receipt.

        15.07 Attorney's Fees. In the event of any arbitration, action or suit based upon or arising out of the interpretation or enforcement of this Agreement or any alleged breach by either party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover, in addition to any other amounts owing, reasonable attorneys' fees and other costs of such action or suit from the other party.

        15.08 Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

        15.09 Captions. The section captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

        15.10 Choice of Law. This Agreement and the rights of the parties hereunder will be governed by and construed in all respects in accordance with the laws of the State of New Mexico, without regard to the conflict of laws rules thereof.

        15.11 Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior oral and written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by or on behalf of all the parties affected by such amendment or modification.

        15.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the person intended to be benefitted by such provision or any other provisions of this Agreement.

        15.13 Construction. This Agreement has been negotiated by Owner and Contractor and their respective legal counsel, and legal and equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

        EXECUTED as of the date first above written.

APPROVED AS TO FORM:                    CITY OF SANTA FE



                                        By
----------------------------------              ------------------------------
City Attorney                                           Mayor

ATTEST:


----------------------------------
City Clerk


                                        PUBLIC SERVICE COMPANY OF
                                          NEW MEXICO



                                        By
                                        ------------------------------
                                        Its
                                        ------------------------------

                                          SCHEDULE 1.01

                             Contractor's Staffing Levels - 06/28/95


1       Director
1       Staff Assistant

1       Manager, Engineering, Transmission and Distribution
1       Senior Engineer
1       Senior Engineering Technician
3       Engineering Technicians
1       Senior Drafting Technician
1       Drafting Technician
1       Staff Assistant

1       Senior Engineer, Special Projects

1       Manager, Customer Services
1       Senior Customer Account Representative
4       Customer Service Representatives (1 vacant)
1       Cashier (vacant)
1       Staff Assistant
2       Senior Customer Service Representatives

1       Crafts Supervisor, Transmission and Distribution
1       Working Foreman
5       Journeyman Pipefitters
3       Journeyman, Equipment Operator
1       Cut-In/Cut-Out Service Technician
1       Warehouseman (vacant)
2       Helpers

1       Manager, Source of Supply
1       Working Foreman
1       Senior Treatment Plant Operator
2       Journeyman Pipefitter
2       Equipment Journeyman
3       Class IV Operators (1 vacant)

1       Senior Accountant
1       Accounting Technician


48      TOTAL COMPLEMENT
4       VACANCIES
                                          SCHEDULE 3.21

                             Contracts or Agreements with Collective
                          Bargaining Unit, Union or Labor Organization


                Agreement between Public Service Company of
                New Mexico and International Brotherhood of
                Electrical Workers Local Union No. 611 Effective
                October 2, 1991 through April 1, 1994.

                                          SCHEDULE 3.24

                               Contractor's Employee Benefit Plans


        Sangre de Cristo Water Company ("SDCW") employees are employed by Public Service Company of New Mexico.

        Salaries and wages of SDCW employees are contained in PNM's Administrative and Regular Salary Plans, Results Pay Program and in the Agreement between Public Service Company of New Mexico and the
International Brotherhood of Electrical Workers, Local Union No. 611. These data are incorporated herein by reference.

        The benefits enjoyed by SDCW employees are described in the PNM's Human Resources Manual and Benefits Book. This Manual, Book and the detailed Benefit Plan features, are also incorporated herein by reference. Important Plan Facts are as follows:

                       ERISA TYPE                       TYPE OF PLAN            PLAN
   BENEFIT             OF PLAN       ADMINISTRATION       TRUSTEE               ID. NO.

Benefits My Way        Welfare-      Self               None                    514
                       Cafeteria

Group Medical &        Welfare       Self               Robert F. Curtis        504
 Dental Insurance                                       Duane G. Dimas
 Plan                                                   Alexander J. Ivey
                                                        Lee Rougemont
                                                        Judy Zanotti
                                                        Jack Winters
                                                        Eugene Long

HMO Medical Plan       Welfare       Insured            Claims Adminis-          513
                                                         trator,
                                                        Lovelace Health
                                                        Plan, 1st Nat'l
                                                         Bldg., Alb.,
                                                         NM 87125

HMO Medical Plan       Welfare       Insured            Claims Adminis-         513
                                                         trator,
                                                          Health Plus
                                                          Plan

Group Term Life        Welfare       Insured            CIGNA                   501
 Insurance Plan

Service Group Term                   Welfare            Insured                 CIGNA  505
 Life Insurance Plan

Management Term        Welfare       Insured            CIGNA                   506
 Life Insurance
 Plan

Master Employee        Defined       Self               The Vanguard            005
 Savings Plan          Contribution                                             Group
                       Pension                            1400 Morris Drive
                                                          Wayne, Pennsylvania

Employee Stock         Defined        Self              Mitch Marzec            003
 Option Plan           Contribution                       Zan James
                       Pension

Employment Option                    Welfare            Self                    Ellen Wilson    507
 Plan                                                   Barbara Barsky

Asset Sales            Non-ERISA     Self               Barbara Barsky          N/A
 Incentive Plan        Incentive                        Tom Sategna
                       Plan                             Al Lujan

Employee Assistance                  Welfare            Self                    525
 Program

Voluntary Term         Welfare       Insured            CIGNA                   516
 Life Insurance
 Plan

Accidental Death       Welfare       Insured            CIGNA                   501
 and Dismemberment
 Insurance Plan

Voluntary              Welfare       Insured            CIGNA                   517
 Accidental Death
 and Dismemberment
 Insurance Plan

Health Care            Welfare       Self               None                    514
 Spending Account
 Plan

Day Care Spending                    Welfare            Self                    None  514
 Account Plan

Long-Term              Welfare-      Insured            Metropolitan            502
 Disability Plan       Disability                                               Life Insurance
                                                          Company

Travel Accident        Welfare-      Insured            Hartford                503
 Death and             Accident      Accident and
 Dismemberment                       Indemnity
 Insurance Plan                      Company

Retirement Plan        Defined       Self               Retirement              001
                       Benefit                            Committee:
                       Pension                          Robert Wilson
                                                        Don Sevieri
                                                        Mitch Marzec
                                                        Barbara Bursky
                                                        Robert Grossarth

Employee               Welfare-      Self               PNM                     511
 Retention             Severance
 Plan                  Pay

Dependent Group        Welfare-      Insured            Equitable Life          515
 Life Insurance        Life                               Assurance
 Plan                                                     Society of the
                                                          United States

Non-Union              Welfare       Self               N/A                     512
 Severance Pay
 Plan

Educational            Welfare       Self               N/A                     509
 Reimbursement
 Plan

Performance            NM-ERISA      Self               N/A                     N/A
 Stock Plan            Plan


Full payment or accrual has been made of all amounts which Seller is required, under the terms of any fully-insured employee plans (labeled "Insured" above) which are "welfare plans" as defined in Section 3(1) of ERISA, to have been paid as contributions or premiums with respect to such employee plans; all material liabilities relating to any self-insured welfare plans (labeled "self" above) have been accrued by Seller.

                                    TABLE OF CONTENTS

                                                                      Page


RECITALS. . .  . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

AGREEMENTS. . . .. . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE I.  ENGAGEMENT. . .  . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II.  TERM, FISCAL YEARS . .  . . . . . . . . . . . . . . . .   2
  2.01  Term. . . . . . . . . . . .  . . . . . . . . . . . . . . . .   2
  2.02  Fiscal Year . . . . . . . .  . . . . . . . . . . . . . . . .   2

ARTICLE III.  CONTRACTOR'S RESPONSIBILITIES . .. . . . . . . . . . .   2
  3.01  Operating Agent . . . . . . . . . . . .. . . . . . . . . . .   2
  3.02  Obligation to Provide Employees . . . .. . . . . . . . . . .   2
  3.03  Standard of Performance . . . . . . . .. . . . . . . . . . .   3
  3.04  Source of Supply Systems. . . . . . . .. . . . . . . . . . .   3
  3.05  Water Treatment Plant . . . . . . . . .. . . . . . . . . . .   3
  3.06  Water Transmission and Distribution System.. . . . . . . . .   3
  3.07  Water System Engineering and Design . . . .. . . . . . . . .   3
  3.08  Maintenance and Repair. . . . . . . . . . .. . . . . . . . .   4
  3.09  Planning and Budgeting. . . . . . . . . . .. . . . . . . . .   5
  3.10  Capital Improvements and Additions. . . . .. . . . . . . . .   6
  3.11  Customer Services, Rates and Rules of Service .. . . . . . .   7
  3.12  Fiscal Affairs, Accounting and Record Keeping .. . . . . . .   9
  3.13  Reports/Permits . . . . . . . . . . . . . . . .. . . . . . .  11
  3.14  Inventory Control . . . . . . . . . . . . . . .. . . . . . .  12
  3.15  Fixed Assets Control. . . . . . . . . . . . . .. . . . . . .  12
  3.16  Insurance . . . . . . . . . . . . . . . . . . .. . . . . . .  12
  3.17  Warranties. . . . . . . . . . . . . . . . . . .. . . . . . .  14
  3.18  Technical Assistance. . . . . . . . . . . . . .. . . . . . .  14
  3.19  Subcontractors. . . . . . . . . . . . . . . . .. . . . . . .  14
  3.20  Plant Additions or Modifications. . . . . . . .. . . . . . .  14
  3.21  Labor Relations . . . . . . . . . . . . . . . .. . . . . . .  15
  3.22  Purchase of Equipment, Materials and Services .. . . . . . .  16
  3.23  Other Services. . . . . . . . . . . . . . . . .. . . . . . .  16
  3.24  Plans . . . . . . . . . . . . . . . . . . . . .. . . . . . .  16
  3.25  Cooperation and Coordination with Owner . . . .. . . . . . .  17
  3.26  Performance Bond. . . . . . . . . . . . . . . .. . . . . . .  19
  3.27  Performance, Assignability of Contracts . . . .. . . . . . .  19

ARTICLE IV.  OWNER'S RESPONSIBILITIES . . . . . . . . . . . . . . . .  19
  4.01  Policies, Procedures and Rates. . . . . . . . . . . . . . . .  19
  4.02  System Planning . . . . . . . . . . . . . . . . . . . . . . .  20
  4.03  Periodic Performance Review . . . . . . . . . . . . . . . . .  20
  4.04  Owner's Direct Payments . . . . . . . . . . . . . . . . . . .  21
  4.05  Right of Way Agent. . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE V.  CONTRACTOR'S EMPLOYEES. . . . . . . . . . . . . . . . . .  21
  5.01  General . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  5.02  Owner's Obligations to Employ Contractor's Employees. . . . .  22

VI.  CONTRACTOR'S COMPENSATION. . . . . . . . . . . . . . . . . . . .  23
  6.01  Contractor's Compensation . . . . . . . . . . . . . . . . . .  23
  6.02  Fixed Fee . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  6.03  Reimbursable costs. . . . . . . . . . . . . . . . . . . . . .  24
  6.04  Direct Costs. . . . . . . . . . . . . . . . . . . . . . . . .  25
  6.05  Headquarters Services . . . . . . . . . . . . . . . . . . . .  26
  6.06  Payment of Contractor's Compensation. . . . . . . . . . . . .  26

VII.  ADMINISTRATION. . . . . . . . . . . . . . . . . . . . . . . . .  27
  7.01  Owner's Employees . . . . . . . . . . . . . . . . . . . . . .  27
  7.02  Owner's Representative. . . . . . . . . . . . . . . . . . . .  27
  7.03  Contractor's Representative.  . . . . . . . . . . . . . . . .  28
  7.04  Designees . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  7.05  Duties of Representatives . . . . . . . . . . . . . . . . . .  28
  7.06  Representatives to Meet . . . . . . . . . . . . . . . . . . .  28

ARTICLE VIII.  TERMINATION, CAUSE FOR TERMINATION, REMEDIES . . . . .  29
  8.01  Termination . . . . . . . . . . . . . . . . . . . . . . . . .  29
  8.02  Cause for Termination . . . . . . . . . . . . . . . . . . . .  29
  8.03  Surrender of Water System to Owner. . . . . . . . . . . . . .  31
  8.04  Substitution of Service Provider. . . . . . . . . . . . . . .  31
  8.05  Remedies Cumulative . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE IX.  INDEPENDENT CONTRACTOR . . . . . . . . . . . . . . . . .  33

ARTICLE X.  ASSIGNMENTS . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE XI.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . .  33

ARTICLE XII.  ARBITRATION . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE XIII.  FORCE MAJEURE. . . . . . . . . . . . . . . . . . . . .  34

ARTICLE XIV.  NON-APPROPRIATION . . . . . . . . . . . . . . . . . . .  35

ARTICLE XV.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . .  35
  15.01  Confidentiality. . . . . . . . . . . . . . . . . . . . . . .  35
  15.02  Conflict of Interest . . . . . . . . . . . . . . . . . . . .  35
  15.03  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . .  36
  15.04  Representations and Warranties . . . . . . . . . . . . . . .  36
  15.05  Parties Obligated and Benefitted . . . . . . . . . . . . . .  36
  15.06  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  15.07  Attorney's Fees. . . . . . . . . . . . . . . . . . . . . . .  37
  15.08  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
  15.09  Captions . . . . . . . . . . . . . . . . . . . . . . . . . .  37
  15.10  Choice of Law. . . . . . . . . . . . . . . . . . . . . . . .  37
  15.11  Entire Agreement . . . . . . . . . . . . . . . . . . . . . .  37
  15.12  Severability . . . . . . . . . . . . . . . . . . . . . . . .  37
  15.13  Construction . . . . . . . . . . . . . . . . . . . . . . . .  37

                                       EXHIBIT A"

                                      SCHEDULE 9.8
                                   OPERATING AGREEMENT
                               (See Agreement Section 9.8)